Exhibit 6.5

MASTER TECHNOLOGY AND SERVICES AGREEMENT

This Master Technology and Services Agreement (the “Agreement”) is made this [__] day of April 2024, by and among RM Technologies, LLC, a California limited liability company (“RM Technologies”), RM Sponsor, LLC, a California limited liability company (“Sponsor”), and RealtyMogul Income REIT, LLC, a Delaware limited liability company (the “Company”).

RECITALS

A. The Company was formed by the Sponsor to invest in and manage a diversified portfolio of commercial real estate investments, including loans and equity in commercial real estate ventures.

B. RM Securities, LLC, a Delaware limited liability company (“RM Securities”), and Sponsor have executed that certain Selling and Distribution Agreement dated April [__], 2024 (the “Selling Agreement”) regarding the securities transaction processing services related to the sales of shares in the Company to investors (the “Shareholders”).

C. RM Technologies provides proprietary technology and service solutions through its operation of the Internet-based website found at www.realtymogul.com (collectively, the “Platform”).

D. Sponsor now desires from RM Technologies a non-exclusive, immediately revocable, and non-transferable license to the Company, as well as Sponsor and RM Adviser, LLC (“RM Adviser”), in each case acting on the Company’s behalf, for their use of the Platform in accordance with Section 1 below.

In consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties agree as follows:

Section 1. Platform Services

A. Sponsor hereby retains RM Technologies to provide, and RM Technologies agrees to provide, the Company, Sponsor and RM Adviser, acting on the Company’s behalf, a non-exclusive, immediately revocable, and non-transferable license for use of the Platform, including the ongoing technology, software, and related services in connection with the Company’s efforts to provide ongoing administration services to its Stockholders, which such technology, software and administrative services shall include:

(i) Distribution to the Shareholders of periodic reports, updates, and any other communication or information regarding the Company provided by Sponsor, RM Adviser and/or the Company;

(ii) Conveying inquiries of the Shareholders regarding the Company and/or its investments to Sponsor, RM Adviser and/or the Company;

(iii) Distributing tax packages to the Shareholders based upon the tax documents provided by Sponsor, RM Adviser and/or the Company;

(iv) Disseminating distribution information provided by Sponsor, RM Adviser and/or the Company to the Shareholders;

(v) Host the Platform in data centers that are in compliance with industry security standards and use daily security monitoring services provided by McAfee SECURE certification and Incapsula, or similarly featured and reputable services; and

(vi) Maintain a backup system at a separate location that is owned and operated by a third party.

Section 2. Utilization of Information

RM Technologies shall not be required to verify the accuracy and adequacy of the information provided information provided by Sponsor, RM Adviser, and/or the Company in connection with the services provided in Section 1 herein (“Company Information”). RM Technologies shall be entitled to rely upon any representations, warranties or covenants made by any third parties to Sponsor, RM Adviser, and/or the Company, or by Sponsor, RM Adviser, and/or the Company to any third party, in the Company Information. The Company acknowledges that no party has been retained by RM Technologies to independently verify any of such information. Sponsor and RM Adviser, for themselves and on behalf of the Company, will be solely responsible for the fairness, accuracy and completeness of the Company Information and all other information provided by them.

Section 3. Company Responsibilities.

A. Sponsor, RM Adviser and/or the Company agree to:

(i) Provide to RM Technologies prompt assistance answering Shareholders’ questions;

(ii) Provide to RM Technologies any educational materials regarding real estate investment trusts that Sponsor, RM Adviser, and/or the Company desire to utilize in connection with the services in Section 1 herein;

(iii) Provide distributions directly to the Shareholders and remittance reports to RM Technologies for each distribution;

(iv) Provide closing packages to RM Technologies for each Shareholder that invests through the Platform;

(v) Cooperate and provide such information and materials as may be necessary per law or per this Agreement and/or the Selling Agreement; and

(vi) Sponsor, RM Adviser and/or the Company shall provide to RM Technologies promptly after any disbursement to Shareholders a distribution report in a form agreeable to the parties detailing such disbursement.

B. The Company agrees it will regularly upload Shareholder reports and/or updates into the appropriate interface located on the Platform at such times and in such form and substance as shall be in accordance with all applicable legal or regulatory requirements.

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C. The Company represents and warrants that, to its knowledge, which shall be based on the exercise of due diligence, all information provided by it (including, but not limited to, the financial statements relating to the Company) will be complete and correct in all material respects and will not contain any untrue statement of a material fact or material omissions. The Company agrees to be truthful, accurate, and not misleading in all oral and written communication with RM Technologies and any Shareholder. The Company will defend, indemnify and hold harmless each of the other parties hereto from any claim or loss arising out of a breach of these representations and warranties.

D. Company acknowledges and agrees that all Shareholders who receive any services through the Platform will be required to execute an Electronic Consent and Electronic Delivery of Documents agreement in a form reasonably acceptable to RM Technologies, the Sponsor and/or RM Adviser.

Section 4. Fees. RM Technologies shall provide the services described herein free of charge to the Company. At no time shall RM Technologies be considered acting as an asset manager, investment adviser or broker-dealer on behalf of the Company and at no time shall any fees owed to RM Technologies by any party be paid from any management fees or commissions owed or payable to any other party, including but not limited to RM Adviser or RM Securities.

Section 5. Termination; Miscellaneous; Choice of Law. Any party may (i) terminate this Agreement upon the material breach of another party which remains uncured for 30 days after receipt of written notice of such breach, and (ii) withdraw from this Agreement in the event its performance is prohibited by applicable law or regulation, and RM Technologies may terminate this Agreement at any time that RM Adviser is not the external manager of the Company. Upon termination, the parties shall remain subject to the provisions that expressly survive any such termination, or that by their nature, are intended to survive termination, including, without limitation, the non-circumvention provision. Nothing contained in this Agreement shall be construed to create any rights in any other person not described above who is not a party hereto. This Agreement may not be assigned without the prior written consent of the other parties hereto, except to an acquirer of substantially all of a party’s stock or assets or in a merger or similar business combination. Each party hereto is an independent contractor, and none of the parties may assume or create obligations or liabilities on another’s behalf. No party has provided another with accounting, tax or legal advice. Notices and communications shall be deemed to be sufficient if sent by electronic mail to the email addresses set forth below, or to the then known e-mail address of a party. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law provisions. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby. This Agreement is the final agreement of the parties with respect to the subject matter hereof and supersedes any prior communications or understandings, cannot be amended unless in a writing signed by all parties, and may be executed in counterparts.

LIABILITY LIMITATION. EXCEPT FOR AMOUNTS PAYABLE FOR SERVICES PROVIDED UNDER THIS AGREEMENT, AND EXCEPT IN INSTANCES OF FRAUD, BAD FAITH, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE OR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS (“EXCLUDED CLAIMS”), NEITHER RM TECHNOLOGIES NOR ANY OF ITS AFFILIATES, REPRESENTATIVES OR AGENTS SHALL HAVE ANY LIABILITY, DIRECT OR INDIRECT, CONTINGENT OR OTHERWISE RELATING IN ANY MANNER TO THE SUBJECT MATTER OF THIS AGREEMENT IN EXCESS OF ONE THOUSAND DOLLARS. EXCEPT IN CONNECTION WITH EXCLUDED CLAIMS, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR LOST PROFITS OR REVENUE, REPUTATIONAL DAMAGE, COSTS OF PROCUREMENT OF SUBSTITUTE SERVICES OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER.

Section 6. Arbitration. Except for situations where a party is seeking prompt equitable relief or as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement shall be submitted to a single arbitrator in Los Angeles, California, who has experience in the subject matter of this Agreement. The parties acknowledge and agree that whether a dispute can be arbitrated will be decided by the arbitrator, in its sole discretion. The costs of the arbitration, including any arbitration association administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration, except that such fees and costs, as well as reasonable attorneys’ fees, shall be awarded to the prevailing party according to the discretion of the arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The parties acknowledge and agree that the arbitration will be held in Los Angeles, California.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

RM TECHNOLOGIES, LLC,
A CALIFORNIA LIMITED LIABILITY COMPANY

By:
Christine Lachnicht
Secretary and Vice President, Legal, Diligence & Risk

COMPANY

REALTYMOGUL INCOME REIT, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

BY: RM ADVISER, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

By:
Jilliene Helman
Chief Executive Officer

SPONSOR

RM SPONSOR, LLC,
A CALIFORNIA LIMITED LIABILITY COMPANY

By:
Alfred Tierney
General Counsel